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                                                                   Exhibit 10.66

                                 PROMISSORY NOTE

$5,000,000.00                                                     MARCH 1, 2000


         FOR VALUE RECEIVED, the undersigned, STARBELLY.COM, INC., a Delaware Corporation ("Company"), hereby promises to pay to the order of HA-LO INDUSTRIES, INC., an Illinois Corporation, the principal sum of FIVE MILLION AND NO/100THS ($5,000,000.00) (the "Principal Balance"), plus interest thereon as set forth below, in accordance with the following:

         I. INTEREST RATE. The Principal Balance shall bear interest at 6% per annum. Interest shall be computed on the basis of a year consisting of 365 days and charged for the actual number of days during the period for which the Principal Balance is outstanding. If the Principal Balance is not paid when due under Article II and III hereof, then the Principal Balance shall bear interest at the rate of 11% per annum from the date of default

         II. PAYMENT. The Principal Balance, together with all accrued and unpaid interest on the Principal Balance, shall be payable on March 1, 2001 (the "Maturity Date"). Payment shall be made in lawful money of the United States of America by payment to HA-LO Industries, Inc. either by wire transfer or by certified check at to the following address:

                              5980 West Touhy,
                              Niles, Illinois 60714

         III. PREPAYMENTS. This Promissory Note may be prepaid in whole or in part at any time, without penalty or premium. Prepayment of the Principal Balance and accrued and unpaid interest of the Principal Balance shall be made if the Company obtains additional equity financing(s) in the amount of a least FIVE MILLION DOLLARS AND NO/100THS DOLLARS ($5,000,000.00) or upon the occurrence of an initial public offering (either being a "Capital Investment"). In the event such prepayment shall be required, it shall be made to the extent of the proceeds of the Capital Investment (up to the amount due) on or prior to the expiration of five (5) business days from the date the Company receives such proceeds from the Capital Investment.

         IV. GOVERNING LAW. This Promissory Note shall be construed in accordance with and governed by the laws and decisions of the State of Illinois. Any disputes arising under the terms of this Promissory Note shall be resolved by and within Illinois courts.

         V. FEES. The non-prevailing party of any such dispute shall pay the attorney's fees of the prevailing party.

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         VI. BANKRUPTCY. In the event of a bankruptcy, assignment for the benefit of creditors or any such similar event involving the company, then the Principal Balance plus all accrued and unpaid interest shall be immediately due and payable.

         IN WITNESS WHEREOF, this Promissory Note has been executed and delivered by the undersigned by its duly authorized officer on the date first set forth above.

                                         STARBELLY.COM, INC.,
                                         a Delaware Corporation

                                         By:
                                            -----------------------------------
                                         Name:    Eric Lefkofsky
                                         Title:   Chairman